EXHIBIT 99.1

January 8, 2014

For Immediate Release

Urologix Announces Strategic Restructuring, Reports Preliminary Revenue and Cash Results for the Second Quarter of Fiscal Year 2014

•	Second quarter revenue totaled $3.8 million, up 1% sequentially
•	Cash balance of $1.3M as of December 31, 2013

MINNEAPOLIS — January 8, 2014— Urologix®, Inc. (OTCQB: ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today announced a strategic restructuring of its organization and reported preliminary financial results for its fiscal year 2014 second quarter ended December 31, 2013.

Strategic Restructuring of Sales and Operating Infrastructure

The strategic restructuring is designed to refocus the allocation of resources and improve Company profitability. The restructuring includes both a reorganization of the Company’s operating groups and the deployment of a more focused sales team structure. All affected employees have been notified. The Company estimates that as a result of this program, it will be able to reduce pre-tax operating expenses by more than $1.5 million annually, beginning in the third quarter of fiscal year 2014.

The deployment is designed to focus our field sales and mobile organization on the Company’s strongest urology partners. These accounts, together, represent approximately 90% of US Company revenue and have demonstrated improving trends in recent years. Importantly, we have also dedicated resources in our inside sales and customer service roles to provide continuing support to all current customers by leveraging the combined resources of this sales-support group.

“This new organizational structure marks an important step towards repositioning Urologix for future growth and sustainability,” stated Greg Fluet, Chief Executive Officer. “In addition to refocusing our resources on our strongest urology partners, we believe these measures will lead to a more cost effective sales and operating infrastructure. Importantly, by leveraging our well-established, multi-tiered, distribution model, we expect to maintain our market-leading service levels throughout our existing account base of urologist practices. We expect this program to make the Company stronger and to drive improving profitability and shareholder value going forward.”

Preliminary Revenue and Cash Results for the Second Quarter of Fiscal Year 2014

Second quarter fiscal year 2014 revenue totaled $3.8 million, up 1% compared to the first quarter of fiscal year 2014 and down 13% compared to the prior year’s results. Cash balances at the end of the second fiscal quarter totaled $1.3 million.

The preliminary unaudited results for the second quarter fiscal year 2014 are subject to the Company’s management and independent auditors’ customary review procedures, which will include testing the Company’s goodwill and intangible assets for potential impairment given significant decline in the Company’s market capitalization. At this time, the Company has not yet completed analysis sufficient to determine whether its goodwill or intangible assets are impaired or, if impairment does exist, the amount of any impairment charge. The Company intends to issue a press release reporting final results of operations for the quarter ending December 31, 2013 after the market close on February 4, 2014, with its conference call scheduled for 4:00 p.m. CST on February 4, 2014.

Outlook

As of the result of the strategic restructuring, the Company has elected to withdraw its previously issued fiscal year 2014 revenue guidance.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2014 second quarter results on Tuesday, February 4, 2014 at 4:00 p.m. Central Standard Time. To listen to the call, please dial 1-800-688-0836 and enter the Participant Passcode 89504173 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company's website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Brian Smrdel at (763) 475-7696 or bsmrdel@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company’s sales and marketing strategies and organization, the Company’s future revenue and operating performance, the development and marketing of new products, the timing or payment of any amounts to Medtronic, or the availability of borrowing under the line of credit with Silicon Valley Bank. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 and other documents filed with the Securities and Exchange Commission.

Urologix Media Contact	Urologix Investor Relations Contact
Karen Snay	Brian Smrdel
(513) 484-2987	(763) 475-7696
KSnay@urologix.com	Bsmrdel@urologix.com